UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CUBIC CORPORATION

(Exact name of registrant specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue

San Diego, California 92123

(Address of Principal Executive Offices, including zip code)

Cubic Corporation Employees’ Profit-Sharing Plan

Cubic Applications, Inc. 401(k) Retirement Plan

Cubic Corporation 1998 Stock Option Plan

(Full title of the plan)

William L. Hoese, Vice President, General Counsel, Secretary

Cubic Corporation

9333 Balboa Avenue

San Diego, California 92123

(858) 505-2226

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share[a]	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	100,000[b]	$17.11	$1,711,000	$201.38
Common Stock	1,000,000[c]	$17.11	$17,110,000	$2,013.85
Total	1,100,000	$17.11	$18,821,000	$2,215.23

a                   Calculated solely for the purpose of this offering under Rules 457(h) and 457(c) of the Securities Act of 1933, as amended (the “1933 Act”), on the basis of the average of the high and low sales prices per share of the  Registrant’s common stock on August 10, 2005, as reported on the American Stock Exchange.

b                   85,000 shares to the Cubic Corporation Employees’ Profit-Sharing Plan and 15,000 shares to the Cubic Applications, Inc. 401(k) Retirement Plan.

c                   Represents shares subject to issuance upon the exercise of stock options under the Cubic Corporation 1998 Stock Option Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

Cubic Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)           The Company’s latest annual report on Form 10-K for the fiscal year ended September 30, 2004, filed with the Securities and Exchange Commission on December 9, 2004.

(b)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the last fiscal year referred to in (a) above.

(c)           The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

                Not applicable.

Item 5.  Interests of Named Experts and Counsel

                Not applicable.

Item 6.  Indemnification of Directors and Officers

                Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended.  The Company’s Bylaws require it to indemnify its directors and officers.  Indemnified parties are entitled to indemnification for judgments, fines, settlement amounts and costs of defense, with certain limitations. The Bylaws also permit the Company to advance litigation expenses if the indemnified person gives the Company an undertaking to repay such advances if it is ultimately determined that the indemnified person is not entitled to indemnification.  The Company also maintains a policy of directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed

                Not applicable.

Item 8.  Exhibits

(a)                                  Not applicable.

(b)                                 Registrant has submitted the underlying plans, and undertakes to submit amendments to such plans, to the Internal Revenue Service in a timely manner and has made, and undertakes to make, all changes required by the Internal Revenue Service in order to qualify the plans.

Item 9.  Undertakings

                Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

4.                                       Instruments defining the rights of security holders

a.               Certificate of Incorporation.  Incorporated by reference from Form 10-Q for the quarter ended December 31, 2003, Commission file no. 1-8931.

b.              Bylaws.  Incorporation by reference from Form 10-K, Exhibit 3(ii) for the fiscal year ended September 30, 2004, Commission file no. 1-8931.

23.1     Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

SIGNATURE

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 11, 2005.

CUBIC CORPORATION

By:	/s/ Walter J. Zable
Walter J. Zable
President, Chief Executive Officer and Chairman of the Board

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Walter J. Zable	President, Chief Executive Officer, and Chairman of the Board of Directors	August 11, 2005
Walter J. Zable

/s/ William W. Boyle	Chief Financial Officer, Senior Vice President and Director	August 11, 2005
William W. Boyle

/s/ Mark A. Harrison	Vice President and Corporate Controller	August 11, 2005
Mark A. Harrison

/s/ Walter C. Zable	Vice President and Vice Chairman of the Board of Directors	August 11, 2005
Walter C. Zable

/s/ Raymond E. Peet	Director	August 11, 2005
Raymond E. Peet

/s/ Raymond L. deKozan	Senior Group Vice President and Director	August 11, 2005
Raymond L. deKozan